UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

May 17, 2012
Date of Report (Date of earliest event reported)

DELTA NATURAL GAS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Kentucky	0-8788	61-0458329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3617 Lexington Road, Winchester, Kentucky		40391
(Address of principal executive offices)		(Zip Code)

859-744-6171
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
At its regular quarterly meeting on May 17, 2012, the Board of Directors of Delta Natural Gas Company, Inc. (“Delta”) appointed Edward J. Holmes to Delta’s Board effective May 18, 2012.  This appointment was made to fill a vacancy created by the resignation of Linda K. Breathitt, which is effective May 18, 2012.  Ms. Breathitt resigned in light of her recent appointment to the Kentucky Public Service Commission.  Mr. Holmes will serve the remainder of Ms. Breathitt’s term, which ends on the date of Delta’s annual shareholders’ meeting in November, 2013.  Delta’s Board also appointed Mr. Holmes, effective May 18, 2012, as a member of its Audit Committee.

There is no arrangement or understanding between Mr. Holmes and any other persons pursuant to which he was selected as a director.  Since the beginning of our last fiscal year through the date hereof, there have been no transactions with Delta, and there are currently no proposed transactions with Delta, in which the amount involved exceeds $120,000 and in which Mr. Holmes had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Mr. Holmes will receive similar compensation to that currently being paid to Ms. Breathitt as a non-employee director.  Over the last year, Ms. Breathitt received $26,400 in cash compensation.  Mr. Holmes will additionally be eligible to receive equity compensation if awarded by the Corporate Governance and Compensation Committee of Delta’s Board.

Additional information regarding Delta’s compensation programs for the members of its Board of Directors is contained in Delta’s Definitive Proxy Statement filed on September 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELTA NATURAL GAS COMPANY, INC.

Date: May 18, 2012	By:	/s/John B. Brown
John B. Brown
Chief Financial Officer, Treasurer and Secretary